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                                   EXHIBIT A
                     BNY/IVY MULTI-STRATEGY HEDGE FUND LLC

  IF YOU DO NOT WANT TO SELL YOUR LIMITED LIABILITY COMPANY INTERESTS AT THIS
   TIME, PLEASE DISREGARD THIS NOTICE. THIS IS SOLELY A NOTIFICATION OF THE
                            COMPANY'S TENDER OFFER.

November 8, 2004

Dear BNY/Ivy Multi-Strategy Hedge Fund LLC Member:

       The purpose of this letter is twofold. First, to advise you that as of October 15, 2004, the name of the Fund has been changed to BNY/Ivy Multi-Strategy Hedge Fund LLC. Second, and more importantly, to inform you of important dates relating to a tender offer by BNY/Ivy Multi-Strategy Hedge Fund LLC (the "Company"). If you are not interested in tendering your limited liability company interests in the Company ("Interest" or "Interests," as the context requires) at this time, please disregard this notice and take no action.

       The tender offer period will begin on November 8, 2004 and will end at 12:00 midnight, eastern time, on December 8, 2004. The purpose of the tender offer is to provide liquidity to members that hold Interests. Interests may be presented to the Company for purchase only by tendering them during one of the Company's announced tender offers.

       Should you wish to tender your Interest or a portion of your Interest for purchase by the Company during this tender offer period, please complete and return the enclosed Letter of Transmittal in the enclosed postage-paid envelope or by fax so that it arrives no later than December 8, 2004. If you do not wish to tender your Interests, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO TENDER ANY PORTION OF YOUR INTEREST AT THIS TIME.

       All tenders of Interests must be received by the Company's Transfer Agent, The Bank of New York, either by mail or by fax (if by fax, please deliver an original, executed copy promptly thereafter) in good order by December 8, 2004.

       If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the tender offer, or call your Account Executive or Global Fund Services at our Transfer Agent at (877) 470-9122.

Sincerely,

/s/ Steven Pisarkiewicz
Steven Pisarkiewicz
President
BNY/Ivy Multi-Strategy Hedge Fund LLC


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